INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT made as of the 10th day of February, 2015, by and among _____, (the “Sub-Advisor”), and Aurora Investment Management L.L.C., a Delaware limited liability company, located at 300 North LaSalle Street, 52nd Floor, Chicago, Illinois 60654 (the “Advisor”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Aurora Horizons Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice;

WHEREAS, the Advisor and the Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of February 21, 2013 (the “Investment Advisory Agreement”);

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others;

WHEREAS, the Advisor desires to retain the Sub-Advisor to provide a continuous investment program for a portion of the Fund’s assets and the Sub-Advisor is willing to do so pursuant to this Investment Sub-Advisory Agreement (the “Agreement”); and

WHEREAS, the Advisor has the authority to determine, subject to the oversight of the Board of Trustees of the Trust, the amount of the Fund’s assets to be advised by the Sub-Advisor.

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)
Appointment and Acceptance.  The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (those assets being referred to as the “Sub-Advisor Account”).  In performing its obligations under this Agreement, the Sub-Advisor may not delegate performance of its obligations under this Agreement to any other person or entity, including any one or more of its affiliates without the consent of the Advisor.

(b)
Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.  The duties set forth herein shall apply to the Sub-Advisor only with respect to the Sub-Advisor Account and unless set forth herein, the Sub-Advisor shall not be deemed to have any obligation or duty to any account of any other sub-advisor to the Fund.

(c)	Representations, Warranties and Covenants of the Sub-Advisor. The Sub-Advisor represents, warrants, covenants and agrees that it:

(i)
has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)	has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Sub-Advisor enforceable against the Sub-Advisor in accordance with its terms;

(iii)	is registered and will maintain its registration as an investment adviser under the Advisers Act;

(iv)
shall promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(v)
is registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities, if any, in which the Sub-Advisor is required under the Commodity Exchange Act (“CEA”) and the CFTC’s regulations to be so registered and is registered with the National Futures Association (“NFA”) if required to be a member thereof;

(vi)	shall comply with such other requirements of the CEA and CFTC regulations that apply to Sub-Advisor with regard to the Sub-Advisor Account;

(vii)	shall cooperate by assisting the Advisor in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or CFTC regulations;

(viii)
has delivered to the Advisor and the Trust a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall promptly furnish the Advisor and the Trust all amendments or supplements to its Form ADV;

(ix)
has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement.  On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Advisor regarding the Sub-Advisor’s and its access persons’ compliance (except as otherwise noted in the certification) with the Sub-Advisor’s code of ethics with respect to the Sub-Advisor Account , and (ii) identifying any material violations of the code which have occurred with respect to the Sub-Advisor Account;

(x)
upon reasonable notice from and the reasonable request of the Advisor, shall permit the Advisor, its employees and its agents to examine the reports required to be made by the Sub-Advisor pursuant to Rule 17j-1 and all other records relevant to the Sub-Advisor’s code of ethics;

(xi)	is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(xii)
shall promptly notify the Advisor in the event that the Sub-Advisor or any of its affiliates becomes aware that the Sub-Advisor (a) is the subject of an administrative proceeding or enforcement action (which, for the avoidance of doubt, shall exclude any informal inquiry or routine audit or examination) by the SEC, CFTC or other regulatory authority, or (b) is, or has been informed that it will be, served or otherwise given notice of any formal action, suit or proceeding at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Advisor, the Advisor, or any of their respective affiliates;

(xiii)
maintains errors and omissions insurance coverage in an appropriate scope and amount and shall upon request provide to Advisor any information it may reasonably require concerning the amount of or scope of such insurance;

(xiv)
is not a party to any agreement, arrangement, or understanding such as a non-compete that would restrict, limit, or otherwise interfere with the ability of the Trust, the Advisor or any of their respective affiliates to engage the Sub-Advisor to manage the Sub-Advisor Account;

(xv)
has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Advisor and its supervised persons.  Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Sub-Advisor Account.  The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures; and

(xvi)	acknowledges receipt of the Fund’s prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”).

(d)	Representations, Warranties and Covenants of Advisor. The Advisor represents, warrants, covenants and agrees that it:

(i)	has been appointed by the Board of Trustees of the Trust to serve as the investment adviser to the Fund;

(ii)
has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(iii)	is registered and will maintain its registration as an investment adviser registered under the Advisers Act;

(iv)	has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor, subject to the approval by the Board of Trustees of the Trust;

(v)
is registered with the CFTC in all capacities, if any, in which the Advisor is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(vi)
shall promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and

(vii)
has provided the Sub-Advisor with copies of each of the following documents and/or will make available, or request the Trust to make available, to the Sub-Advisor at its principal office through electronic means or otherwise all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	the Trust’s Declaration of Trust and By-Laws, as each is in effect on the date hereof and as amended from time to time;

(2)
the Trust’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Fund and its shares and all amendments thereto; and

(3)	instructions, policies and directions of the Trustees pertaining to the Sub-Advisor Account, as in effect from time to time.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision of the Advisor and oversight of the Board of Trustees, the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Sub-Advisor Account, including purchase, retention and disposition of securities and other investments, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus and in accordance with this Agreement.  The Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Sub-Advisor Account pursuant to this Agreement if the Advisor deems such allocation appropriate.

(a)	In providing its services under this Agreement, the Sub-Advisor shall be subject to and comply with:

(i)
this Agreement and the provisions and restrictions contained in the 1940 Act, the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986 and other applicable law to the extent such provisions and restrictions are applicable to the Sub-Advisor in its role as investment sub-advisor to the Sub-Advisor Account (collectively, “Relevant Law”);

(ii)	the Investment Guidelines (as defined in Section 4) of the Sub-Advisor Account furnished pursuant to Section 4 as amended or revised from time to time;

(iii)	the investment restrictions, objectives, strategies and policies set forth in the Prospectus as it may be amended or revised from time to time;

(iv)	the supervision of the Board of Trustees of the Trust; and

(v)	such instructions, directions, and/or obligations as the Board of Trustees of the Trust or the Advisor may communicate in writing to the Sub-Advisor from time to time.

The Sub-Advisor shall immediately notify Advisor if it is unable to comply with any of the foregoing.

(b)
For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor, or with any sub-advisor the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Sub-Advisor Account.

(c)
The Sub-Advisor shall: (i) monitor the Sub-Advisor Account and such Account’s compliance with the Investment Guidelines and the Prospectus and shall report to Advisor immediately any transactions or holdings that may be in violation of the Investment Guidelines or the Prospectus.  The Sub-Advisor shall have the obligation to correct any violation of the Investment Guidelines or Prospectus resulting from its management of the Sub-Advisor Account.

(d)
If for any reason that is beyond the control of the Sub-Advisor, including market movements, contributions to or withdrawals from the Sub-Advisor Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Sub-Advisor Account violates any Investment Guideline or requirement in the Prospectus, then the Sub-Advisor shall promptly remedy the non-compliance in accordance with the Investment Guidelines, Prospectus and applicable law.

(e)	The Sub-Advisor will, at its own expense:

(i)	upon reasonable request, furnish the Advisor with research, economic and statistical data in connection with the Sub-Advisor Account’s investments and investment policies;

(ii)	furnish the Fund’s custodian (“Custodian”) with daily information as to executed trades;

(iii)
submit such reports and information as the Advisor or the Fund may reasonably request to assist the Custodian, administrator or fund accounting agent in its or their determination of the value of securities held in the Fund.  Such assistance includes (but is not limited to):  (a) designating and providing access to one or more employees of the Sub-Advisor who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be reasonably available for consultation when the Trust’s Valuation Committee convenes; (b) assisting the Advisor or the Custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Sub-Advisor Account, upon the reasonable request of the Advisor or Custodian; (c) upon the request of the Advisor or Custodian, provide indicative fair valuations; and (d) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Advisor or Trust upon request, with such records being deemed Trust records.  The parties acknowledge and agree that the Sub-Advisor and the Custodian or fund administrator or fund accounting agent of the Fund may use different pricing vendors, which may result in valuation discrepancies and that the Trust’s Valuation Committee has ultimate responsibility for determining the fair value of the securities in the Sub-Advisor Account as set forth in the Trust’s Pricing Policy;

(iv)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Sub-Advisor Account;

(v)
maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Sub-Advisor Account as are required to be maintained by the Trust in accordance with applicable laws and regulations, including but not limited to the 1940 Act.  To the extent required by law, the books and records pertaining to the Sub-Advisor Account, which are in possession of the Sub-Advisor, shall be the property of the Trust.  The Advisor or its representatives, shall have access to such books and records at all times during the Sub-Advisor’s normal business hours.  Upon the reasonable request of the Advisor, copies of any such books and records shall be provided promptly by the Sub-Advisor to the Advisor or its representatives;

(vi)
to the extent related to its services to the Sub-Advisor Account, cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties;

(vii)
to the extent related to its services to the Sub-Advisor Account, assist in the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws;

(viii)	prepare and cause to be filed in a timely manner its Form 13F and Schedule 13G, if required, with respect to securities held in the Sub-Advisor Account;

(ix)
furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 9 hereof;

(x)
notify the Advisor and the Trust of any change in its ownership, including any change of control, and of any changes to key personnel who are either portfolio manager(s) of the Sub-Advisor Account or senior management of the Sub-Advisor in time sufficiently prior to any such change to enable the Advisor and the Trust to comply with the provisions of the 1940 Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation with respect to any such change;

(xi)
report to the Advisor prior to each meeting of the Board of Trustees, all material changes in the Sub-Advisor Account since the prior report, and will also keep the Advisor informed of important developments affecting the Sub-Advisor Account and the Sub-Advisor, and on its own initiative, or as reasonably requested by the Advisor, furnish the Board of Trustees from time to time with such information as the Sub-Advisor may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Sub-Advisor Account holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Sub-Advisor Account maintains investments, or otherwise;

(xii)
provide reasonable assistance to the Trust, with respect to the Sub-Advisor’s management of the Sub-Advisor Account, in connection with (a) the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and (b) Rule 38a-1 under the 1940 Act.  With respect to its services to the Sub-Advisor Account, assistance related to compliance with Rule 38a-1 of the 1940 Act shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in  compliance with applicable “federal securities laws,” as defined in Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act (except as otherwise noted in the certification); (ii) facilitating and providing reasonable cooperation with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; and (iii) providing the Trust’s chief compliance officer with access to its compliance personnel; (iv) providing the Trust’s chief compliance officer, as reasonably requested, with periodic reports; (v) promptly providing special reports to the Trust’s chief compliance officer upon request; and (vi) promptly providing notice of any material compliance matters relating to the Sub-Advisor and/or the Sub-Advisor Account;

(xiii)	attend or participate by teleconference regular business and investment related meetings with the Board of Trustees and the Advisor, as reasonably requested by the Trust, the Advisor, or both; and

(xiv)	following a calendar quarter end, the Sub-Advisor’s chief compliance officer shall complete and deliver to Advisor a compliance questionnaire.

(f)
The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of any information with respect to the Sub-Advisor and its personnel and the Sub-Advisor Account provided in writing to the Fund for inclusion in the Fund’s offering materials (including the Prospectus and advertising and sales materials).

3.	PROXY VOTING AND LEGAL PROCEEDINGS.

Absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, the Sub-Advisor will vote all proxies with respect to investments of the Sub-Advisor Account in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor.  The Sub-Advisor shall use its good faith judgment in a manner that it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Sub-Advisor Account.  The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor.  The Sub-Advisor further agrees that it will provide the Board of Trustees and the Advisor, as, and in a form that, the Board and/or the Advisor may reasonably request, with a written report and/or certification regarding the proxies voted during the most recent 12-month period or such other period as the Board may designate.

4.	INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS.

The Advisor shall provide the Sub-Advisor with a statement of the investment objectives and policies of the Sub-Advisor Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Prospectus.

Advisor retains the right, on written notice to the Sub-Advisor, to modify the Investment Guidelines in any manner at any time and the Sub-Advisor shall comply with the amended Investment Guidelines in accordance with the reasonable timelines established for such change; provided, however, that the Advisor shall use reasonable efforts provide, or cause the Fund to provide, the Sub-Advisor with prior written notice of any such amendments or modifications.  The Investment Guidelines, as amended from time to time, are hereby incorporated into this Agreement.

5.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to providing services to the Sub-Advisor Account, the Sub-Advisor shall be responsible for providing the personnel, office space and equipment, including any investment related software or technology resources, reasonably necessary for providing services to the Sub-Advisor Account.  In order to minimize the need and expense on Advisor of convening a special Board of Trustees meeting, the Sub-Advisor agrees that, to the extent reasonably practical, the Sub-Advisor will provide Advisor sufficient notice of any changes to the Sub-Advisor, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  The Sub-Advisor shall be responsible for all the costs associated with any special meetings of the Trust or the shareholders convened for the primary benefit of the Sub-Advisor such as a change in control of the Sub-Advisor (including, but not limited to, the legal fees associated with preparing a proxy statement and associated mailing and solicitation costs).  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

6.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor an annual management fee at the rate set forth on Schedule A (for the payment of which the Fund shall have no obligation or liability) based on the Current Net Assets of the Sub-Advisor Account (as defined below).  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Sub-Advisor Account accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Sub-Advisor Account’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

7.	PORTFOLIO TRANSACTIONS.

(a)
Subject to any limitations communicated in writing by the Trust or the Advisor to the Sub-Advisor, in connection with the investment and reinvestment of the assets of the Sub-Advisor Account, the Sub-Advisor is authorized, subject to the best execution obligations applicable to the Fund, to select the brokers or dealers that will execute purchase and sale transactions for the Sub-Advisor Account.  The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section.  Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor is authorized to select brokers who furnish brokerage and research services to the Sub-Advisor or to the Fund, and who charge a higher commission rate to the Fund than it may otherwise obtain; provided, that the Sub-Advisor determines in good faith that such higher cost is reasonable in relation to the value of the brokerage and research services provided and makes reasonable reports regarding such determinations and the products and services obtained applicable to the Fund, if so requested by the Fund.

(b)
(i)   Subject to any limitations communicated in writing by the Trust or the Advisor to the Sub-Advisor, the Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above; provided that  should the Sub-Advisor aggregate transactions for the Sub-Advisor Account and other client accounts managed by the Sub-Advisor, any liability or amounts due from other client accounts will not be attributable or chargeable to the Sub-Advisor Account and (ii) the Sub-Advisor shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(ii)
On occasions when the Sub-Advisor deems the purchase or sale of a security or other permitted investments to be in the best interest of the Sub-Advisor Account as well as of other clients, the Sub-Advisor, to the extent permitted by applicable laws andregulations, may aggregate the securities or other permitted investments to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities or other permitted investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be equitable and consistent with its fiduciary obligations to the Sub-Advisor Account and to such other clients so as to avoid any one account being systematically preferred over any other account.

(c)
The Sub-Advisor may, using such securities and other property in the Fund as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.  The Sub-Advisor shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

(d)
The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

(e)
Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Trust, on behalf of the Fund, the Sub-Advisor agrees that it will not execute any portfolio transactions for the Sub-Advisor Account with a broker or dealer that is (i) an affiliated person of the Fund, the Trust, the Sub-Advisor or the Advisor; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter.  The Sub-Advisor agrees that it will provide the Advisor with a written list of brokers and dealers that are affiliates of the Sub-Advisor and will, from time to time, update such list as necessary.

(f)	If the Sub-Advisor’s instructions to the Custodian cause an overdraft of the Sub-Advisor Account, the Sub-Advisor shall bear the expenses of any resulting Custodian overdraft fee.

8.	STANDARD OF CARE; LIABILITY; INDEMNITY.

(a)           The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

(b)           The Sub-Advisor shall indemnify the Trust, the Fund, the Advisor and each of their respective affiliates, agents, control persons, directors, members of the Board, officers and employees (the “Advisor Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Advisor provided to the Advisor by the Sub-Advisor for use in the Fund’s Prospectus, registration statement, proxy materials, reports filed with the SEC, or other communication relating to the Fund; or (ii) the bad faith, willful misconduct, gross negligence, or reckless disregard of obligations or duties of the Sub-Advisor in the performance of its duties under this Agreement (collectively, “Disabling Conduct”).

(c)           Except in the case of such Disabling Conduct, the Advisor shall indemnify the Sub-Advisor and the Sub-Advisor’s affiliates, officers, directors, partners, agents, employees, controlling persons, and shareholders (collectively, the “Sub-Advisor Indemnified Parties”) against, and hold such Sub-Advisor Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising out of or based upon (i) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials, reports filed with the SEC, or other communication relating to the Fund, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Advisor by the Sub-Advisor for use therein; or (ii) the bad faith, willful misconduct, gross negligence, or reckless disregard of obligations or duties of the Advisor in the performance of its duties under this Agreement.

(d)           The Sub-Advisor shall not be liable to any Advisor Indemnified Party for (i) any acts of the Advisor or any other sub-advisor to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Advisor and (ii) acts of the Sub-Advisor which result from or are based upon acts of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by Advisor or any other sub-advisor to the Fund, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request, provided, in all cases, that the liability was not attributable to Disabling Conduct on the part of the Sub-Advisor.

(d)           The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(e)           For the avoidance of doubt, neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable under this Agreement.

9.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a)           This Agreement shall go into effect as of the date set forth in this Agreement and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)           This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund, without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund;

(c)           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d)           This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

10.	NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  The Sub-Advisor acknowledges that the 1940 Act, including the rules, regulations and policy statements approved or issued by the SEC thereunder, may set forth periods of time that at the end of which, failure to pay any amount due to and payable to the Fund shall constitute a borrowing by the Sub-Advisor.  The Sub-Advisor’s failure to pay amounts due and payable to the Fund in such time periods shall constitute a borrowing for purposes of this Section 10.

11.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

13.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

14.	ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.  The Sub-Advisor agrees, to the extent applicable to its services hereunder, to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future.  The Sub-Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust.  The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

15.	CONFIDENTIALITY.

(a)           Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary and confidential (the “Confidential Information”).  The Sub-Advisor understands that the holdings, performance or any other information regarding the Sub-Advisor Account managed by the Sub-Advisor is the property of the Trust and may be used by the Trust or by Advisor as its agent in the Fund’s discretion.  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Neither party shall disclose Confidential Information except:  (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

(b)           Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

  (c)           Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

16.	USE OF NAMES.

(a)           The Sub-Advisor from time to time shall make available, without charge to the Advisor or the Trust, any marks or symbols owned by the Sub-Advisor (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Prospectus and/or Fund sales literature.  Upon termination of this Agreement, the Advisor and the Trust must promptly cease use of the Mark.

(b)           During the term of this Agreement and after its termination, the Sub-Advisor shall not use the name of the Fund, the Advisor or Natixis or any combination or derivation thereof in any material relating to the Sub-Advisor in any manner not approved prior thereto in writing by the Advisor.  Notwithstanding the foregoing, the Sub-Advisor may disclose its relationship with the Advisor in specific marketing materials to prospective accounts and include the Sub-Advisor Account’s performance in calculating composites.

(c)           The Sub-Advisor shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with the Sub-Advisor’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

17.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:

Aurora Investment Management L.L.C.
300 North LaSalle Street, 52nd Floor
Chicago, IL 60654
Attn: General Counsel
Legal@aurorallc.com

SUB-ADVISOR:
_____

FUND:

Trust for Professional Managers
On behalf of the Aurora Horizons Fund
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Attn: Rachel A. Spearo
rachel.spearo@usbank.com

18.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

19.	ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

20.	MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day first set forth above and agree that this agreement shall be effective as of the first day on which the Fund first allocates capital to the Sub-Advisor.

AURORA INVESTMENT MANAGEMENT L.L.C. By: /s/ Patrick C. Sheedy Name: Patrick C. Sheedy Title: Portfolio Manager

[Sub-Advisor] By: Name: Title:

SCHEDULE A

SUB-ADVISORY FEES

Series of Trust for Professional Managers	Fee Rate as a Percentage of Current Net Assets of the Sub-Advisor Account
Aurora Horizons Fund Sub-Advisor: _________	The applicable fee rate shall be: